Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 2 to the Registration Statement (Form S-2, No. 333-71940) and related Prospectus of Notify Technology Corporation for the registration of 7,732,820 shares of its common stock and to the use of our report dated October 31, 2002, with respect to the financial statements of Notify Technology Corporation included in its Annual Report (Form 10-KSB) for the year ended September 30, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

March 23, 2004